Exhibit 99

Alcoa

November 29, 2006

8:30 AM ET

Tony Rizzuto:	Good morning, everybody. This is Tony Rizzuto, Senior Metals and Mining Analyst for Bear Stearns and welcome to our first presentation of the day. And I have the distinct pleasure of introducing Alcoa. And Alcoa is certainly one of the leading producers of primary aluminum fabricated and alumina facilities and very active in all aspects of the industry and has a formidable packaging, flexible packaging consumer products business as well.

And I’d like to introduce from the company Mr. Alain Belda who is the Chairman and Chief Executive Officer. And Alcoa also has with it today, we’ve got two of the investor relations personnel, Tony Chang [Tony Thene] and also Monisha Agrawal if anyone has any questions. But without further ado, there are no disclosures on Alcoa, let me turn it over to Alain.

Alain Belda:	Well, good morning. For those of you who beat the trains and roads and subways to be here at 8:30 in the morning, thank you. It’s a pleasure to be here making this presentation at the Bear Stearns conference and thanks to Tony for the introduction.

It’s good to come right after Tom Doer because what he’s talking about in terms of growth and opportunity is the same kind of environment that if you look at the aluminum industry you’re facing at this point in time. Before I start, I’d like to do some forward-looking statements and remind you that today’s discussion might include some forward-looking statements and if I do that, remember to refer to the documents noted on the 10K and the 8Ks and for this specific summary of risk factors that I will not be talking about.

Let’s start with 2006 financials. We are having a great year. It’s not the first, but it’s a great year. We had an 18% increase in revenue this year which generated an 82% [increase in] income from continuing operations, a 94% increase in cash from operations, a 3.9 points [increase] in a trailing Bloomberg return on capital. And maintained our debt to equity ratio of 32.8% even though we are doing an enormous amount of construction at the moment.

If you exclude construction work in progress, which we tend to do when we look at our return on capital, it’s about 14.1% on a trailing 12 months. Actually last quarter was something over 17%.

The way we look at the company, return on capital was the measure of results. This is last 12 months. It’s been a continuing growth. And with or without how you call construction work in progress. And from a cash flow point of view, it’s the same point of view.

Let’s look at the aluminum industry and some of the drivers and significant potentials behind this. First thing is this strong projected aluminum consumption. We’ve been experiencing a great increase in demand. This increase in demand is driven by many things, I’ll address some of them. But over the last 15 years, demand has been growing very consistently with the GDP of the OACD [OECD] and then we had the brick [BRIC] factor, basically China and India driving a whole new behavior. We expect in the next 15 years that the demand for aluminum will

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double. It will double because of basically China and India and great countries. And at their stage of development, they are much more material intensive than the G7 obviously.

If you discount these projections by 25% or 50% or instead of 15 years you want to use 20 years, it still requires a significant increase in production of aluminum, alumina, developing of energy supply, and of bauxite reserves. Obviously there are many things that can happen in this period of time that are of concern. You could have a big recession, a major catastrophe, major environmental incident. There are many things that can go in the way of that expansion. But I don’t actually see that at this point in time and obviously we never do. But it’s not because of demand.

Since China is a primary driver of this demand, I’m going to talk a little bit about China. We just made a presentation, a web cast, on our views of China. And they’re not by doing statistics in the office. This is where a bunch of people that spent a long time visiting every single facility in China, understanding the mining sector of China, understanding the plants, the technology, the construction process, getting quotes on construction so that we understood how they do things. It is by talking to governments in China, we’ve been there for a long time.

So it’s — as of this information, with all this information in hand, we made a web cast last Monday and the fundamental number that drives for you is what do we think is going to be the demand in China for aluminum? We still see continuing demand. We projected towards 207, 208 [2007, 2008] at a 14% growth in demand. It’s been way above that over the last 10 years. We are being conservative and the results of it are still that China is going to be short aluminum. The government is not incentivating the export of aluminum by itself. As you know, they put a 15% tariff effective November 1st on exports. China and Chinese are very, very good at going around these systems. You’ll see exports of semi-fabricated products, whatever form that they call it there. And but it’s really a cycle back through Hong Kong into the production stream of Chinese manufacturers. Our view is China is going to continue to be short. It’s going to be short in aluminum, it’s going to be short in alumina.

What’s supporting all of that and where do we play in this market? It’s these global mega trends, you’ve heard all about that. But it is about sliding verticals, it is about transportation as the world goes from 25% global trade to 40%. It is about making cars lighter, making cars less emitters of CO2, it is about airplanes which are supposed to double in the next 15 years. And you’ve seen that from people like Boeing, Airbus and Amberair [Embraer] and Bombay Air [Bombardier]. We have solutions for a lot of the problems on environments. We have solutions for a lot of the problems on making products easier to use and more adaptable to today’s demands.

How does this play to Alcoa in specific? I think that our investment opportunities are well defined. We are well positioned in the upstream to take advantage of the aluminum growth opportunities. We have access to quality bauxite around the world. We have Brownfield refinery expansion opportunities that are unparalleled. We have ability to pursue competitive energy solutions We are well

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positioned downstream to meet demand and value added products with profitable growth potential in every market that we serve. And our ability to bundle products, such as sheet, plate, and forging fasteners and airfoils for the aerospace industry have proven very successful and are providing us with a good model for other industries like the truck and trailer industry.

We have proprietary alloys and unmatched equipment capabilities between what we already had in the U.S., what we acquired in Europe and we’ve now added in Russia. If you talk about the upstream, just talk about our investments in the upstream, these have been investments we have been involved in since 2002. It’s been the expansion of our capacity in Jamaica, our expansion of our capacity in Suriname, our expansion of smelting capacity in Alumar in Sao Luis in Brazil, it’s been the expansion of the refinery capacity in Pinjarra in Australia or additional expansions in Jamaica. The Iceland new smelter that starts next year. Juruti Mine, which is a bauxite mine in the Amazon and Sao Luis 2 which is an additional expansion of Alumina capacity in Sao Luis in Brazil.

In addition to that, we have all kinds of different stages of development, smelting opportunities and refining opportunities and we look at, or we tend to develop these opportunities because it takes 3 to 4 years before you can even put a spade to the floor in our kind of industry. And so we develop these opportunities and we wait for the proper moment, the economic and political moment to do these expansions. So these are at the moment the projects that we still are working on.

Let’s look at our downstream advantage for a second. The market has been pretty interesting at least in the last 12 months. Every single sector in which we participate has had a double digit growth with the exception of automotive. And mainly the automotive because we are tied to the U.S. automotive market which is our largest market for automotive. And which in that particular market we were mostly tied to the U.S. production in Detroit. And we now have changed that substantially to be transplant, but it’s still the only sector that has had less than a double digit expansion.

In the other downstream businesses, the flat rolled products and engineered solution, we have leading positions in value added products in technology. We have proprietary alloys, equipment and we have a worldwide presence which is what the market wants. The market today wants somebody that will supply them brazing sheets from the United States, Europe, China, Russia, wherever you are. They want litho sheet the same way. They want can sheet the same way. They want all kind of products in the same way.

Same thing for Engineered Solutions. We’re focused by market, we’re trying to bring solutions that are all encompassing that bring a whole solution to the business and it’s not only tied to aluminum. It might be with titanium, it might with super alloys, it might be just aluminum.

We have pretty strong connection and we’ve got several branded products included in this. It seems that every discussion in China is focused on alumina and primary. But you have to remember that at the end, nobody with the

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exception of using for a door stopper, you’re not going to use an aluminum angus [ingot]. You’re going to use some product that’s derived from that aluminum angus [ingot]. And so we’ve been in China since about 1993 investing in fabricating facilities in China. We have listed here some of the facilities. We still have additional to that, we have two closure facilities in the North of China.

Each one of these ventures is growing. We have the largest foil share of the Chinese market. We plan to invest more than $200 million. Actually we are in the middle of a $200 million investment with a hot line expansion in Bohai in China which will be doing litho sheet, brazing sheet and we’ll be doing, I’m sorry, litho sheet and can sheet and some applications for the industrial sector.

We’ve got this new facility in [indiscernible] which is going to be doing brazing sheets, or is doing brazing sheets at the moment for people like Delphi and Visteon, but also for people like Denzo and the French. So there’s a lot of opportunity in China. We are moving pretty fast on this, but we’ve been in China since 1993. It’s been a long time looking at that opportunity and investing in it to be ready for the growth in that market.

We just announced a downstream restructuring. Sometimes you have the right jockey, sometimes you have the right horse. Sometimes the horse gets tired, sometimes the jockey gets tired. And so sometimes you have to change businesses. And this was the case in the Soft Alloy. The people in SAPA are very good players in this business, they understand that business very well. It will be complimentary to their business with lots of synergies for them and us. We will continue to be shareholders in that business and I think it was the right decision at the right time for us.

In addition to that, we’ve done, we’ve closed Swansea which is a rolling mill that was dedicated to the can sheet business in Europe. It only produced can ends, it never was actually competitive because of the lack of the can end and the body. The technology was always a difficult technology so it was about time we cancelled our effort there. We are now doing a lot of can sheet business in Russia. The business is growing by leaps and bounds there and was the right time to focus on that investment.

The results of all these restructuring, the what we call others here, will be $125 million pre tax savings per year and about 6,700 positions that will be eliminated in different parts of the world.

We are investing in many things. And investing sounds like it never ends. It is for sure we’ve been investing for quite some time. But the investments are beginning now to come to the bottom line. This year, the Pinjarra refinery sometime about June this year started production at full capacity, actually reached full capacity about two weeks ago. We’ve had the Alumar smelter which was a 63,000 ton capacity that we started up somewhere in March, April this year. It will be a full year expansion next year. The Intalco smelter which will add starting next year 7,500 tons per year of capacity, per year, I’m sorry, per month.

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The Fjardaal, Iceland smelter which will restart up in the second quarter next year adding about 150,000 metric tons next year to our output and 325,000 to 350,000 in 2008. Russia should be turned around by sometime mid next year. We’ve increased output in 2007 by almost going to be twice the level that we had two years ago. So it’s that kind of progress that was made there and by the way, this is if any of you go to Russia, ask to go and visit this plant. It’s a fantastic demonstration of what we, Alcoa, and what we can do for a country like Russia.

And Bohai expansion should be finished by the end of next year. All of this will add, and this is off the top of my head with the numbers of today, about $2 billion in additional revenue next year. [Alcoa clarification: these six projects – Pinjarra, Alumar, Intalco, Iceland, Russia and Bohai – will generate approximately $2 billion in revenue.]

Well, the world will continue to grow and it will continue to need aluminum and aluminum fundamentals are strong. China I don’t think is a threat to our industry. On the contrary, I think it’s helping the industry. We are well positioned both in the upstream and the downstream to take advantage of this growth on a global basis and it’s not only in China.

And I think that with what we’re doing in investment, not only are we positioning ourselves for today but more importantly, we’re positioning ourselves for tomorrow.

We’ve been in this business for 116 years and we intend to be in this business for the next 100 years at least. It requires investment, it requires to anticipate that this is a business when you see a smelter, you recognize that is a business that will be in that place for 40, 50 years. It will generate the kind of jobs that people can think about their life and plan their life and grow family on. And they are not short term decisions. They take a lot of thought, they take a lot of capital. They are very profitable as you know. But they have their ups and downs and the ups and downs are compensated usually by the fabricating sector and the diversified businesses that we have. Thank you for your time and I’ll entertain questions if I still have some time, Tony.

Tony Rizzuto:	Thank you very much, Alain. Thank you for a very detailed presentation. And I believe it probably did stimulate some questions, so why don’t we take some questions from the audience? Yes, over here in the front in the third, second row.

Unidentified Participant:	Can you just update us on the status of your [inaudible].

Alain Belda:	We still have, at the end of this year we still have two contracts with CAPS. One will be out at the end of next year and the next one will last another year after that. That’s still about 8% of our total sales of aluminum and as of next year will be about 4%. [Alcoa clarification: these percentages are of Alcoa’s total third party aluminum shipments.]

Tony Rizzuto:	Bob?

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Bob:	The consolidation of your packaging businesses that you just announced. Is that kind of a prelude to perhaps spinning it off or doing something of that nature?

Alain Belda:	As I said before, sometimes there are issues of horses and sometimes issues of jockeys. We have changed basically all the jockeys in the business in this year. Paul Thomas who is running the group is a fantastic executive in our company. He has been around for quite some time, a very good guy who is leading change and everyone of the segments in this business we changed the jockeys for experienced people in the segments in the specific markets. Brought in people from [indiscernible], we brought in people from different segments. So not yet, but if we can’t turn it around and make it a return on capital on business, yes. So that decision is not there yet.

Tony Rizzuto:	Yes, Gene?

Alain Belda:	It’s just very easy to get rid of businesses. And actually that would be the simplest thing to do. It’s a lot more harder to sludge through it and get it fixed and that’s what we’re trying to do.

Tony Rizzuto:	Gene?

Gene:	Yeah, under what conditions could you see China becoming a net exporter in the next few years? I understand your projections are not showing that, but what kind of world conditions could you see that could change in that?

Alain Belda:	Well, you’ve got to look at 2 things. One is their cash cost. The Chinese have one great advantage. They don’t like to lose cash. And if you look at the presentation we made on the web cast it shows you what the cash cost position of their production for aluminum is. And it’s the high end of the cash cost. We put a very conservative projection there including that their lime is about one third of the global price. The company sold about 25% discounted over U.S. prices, transportation is subsidized, whatever. But at the end of the day, those advantages don’t last because the world is connected and obviously we’re trying to buy lime at that price and we’re trying to buy caustic at that price.

So I think we have the high cost in and my guess is if there was a major recession, so the condition would be a major stumble in the world market would create an oversupply of — and a drop in demand in China, would create an oversupply. But let me — you know, I’ve lived — I come from Brazil. We lived in the directed democracy which has great advantages when it’s well done and not so great when it’s badly done. China has been doing it very well for 25 years or more, maybe several centuries. And the result of that is you need to provide job subsidies and investments. And that’s what keeps you in power. They need about 9% growth just to keep the flow of people in jobs.

Those people have mostly have no education for the industrial world or the urban life. And so civil construction and government projects are fundamental to the continuing stability, political stability in China. So you’d have to plan on a Chinese how do you call problem, political problem of some serious magnitude before you could see an oversupply of that. I think I’ve run out of time.

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Tony Rizzuto:	Thank you very much, Alain, and we appreciate you shifting around your schedule also. We know it’s very tight. Thank you, Alain.